Exhibit 99.1

ZYTO CORP ANNOUNCES PATENT APPROVAL

Marketwire, January 23, 2012

LINDON, Utah -- ZYTO Corp (OTCBB: ZYTC – News, www.ZYTO.com).

Today, ZYTO Corp, a Utah-based company specializing in biocommunication applications, announced that on January 17, 2012, it received confirmation from the United States Patent and Trademark Office (“USPTO”) that the Company’s patent application for “Methods and Devices for Analyzing and Comparing Physiological Parameter Measurements” (the “Patent”) had been issued, and given Patent No. 8,099,159.

Vaughn R Cook, OMD, ZYTO’s CEO said, “The Patent covers the process used by ZYTO technology to measure the body’s responses to computer stimuli.”

As noted in the application for the Patent filed with the USPTO, the invention encompasses the methods and devices that can non-invasively monitor physiological parameters of multiple contact points before and after a stimulus is applied to a subject and compare the measured parameters to determine whether the physiological state of the subject is favorable or unfavorable.

The grant of the Patent follows the notification received from the US Food and Drug Administration in August 2011 that the Company’s Premarket Notification, submitted pursuant to Section 510(k) of the U.S. Food, Drug and Cosmetic Act, had been approved.

According to Kami J. Howard, ZYTO’s President, “This marks another milestone for ZYTO and is an indication of the value of our technology.”

About ZYTO Corp

ZYTO Corp was founded by its CEO Dr. Vaughn R Cook, OMD. The company designs and builds computer technology to facilitate decision making about healthcare and wellness options.

For more information visit www.ZYTO.com or contact their Headquarters at 801-224-7199.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to marketing and sales activities by ZYTO’s marketing partners, ZYTO product development launches, future growth and research, and enhanced value for ZYTO’s stockholders are forward-looking statements. Such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products and technological changes, dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports.  ZYTO disclaims any obligation or intention to update any forward-looking statement contained in this release.